Exhibit 10.2

APACHE CORPORATION

FEBRUARY 11, 2014 EMPLOYEE RELEASE AND SETTLEMENT AGREEMENT

The parties to this agreement are APACHE CORPORATION (“Apache”) and Roger B. Plank (“Employee”).

This document describes the agreements of Apache and Employee concerning the termination of Employee’s employment with Apache. This agreement and the severance pay and other benefits described below give valuable consideration to both Apache and Employee.

Termination of Employment Relationship: Apache and Employee have agreed that Employee’s employment relationship with Apache will terminate on March 31, 2014 (the “Termination Date”):

Termination Pay: Apache will pay Employee the following as soon as reasonably practical following the Termination Date:

•	Employee’s regular monthly salary and his 2013 bonus of $990,000, through the Termination Date.

Such amounts shall be subject to all lawful deductions and withholding for taxes and any delay in payment required by Tax Code 409A.

Severance Pay: Subject to this agreement becoming effective, Apache will pay Employee a lump sum amount of $3,780,000 of Severance Pay.

The Severance Pay will be subject to all lawful deductions and withholding for taxes and any delay in payment required by Tax Code 409A and will be paid as soon as administratively practical after this agreement becomes effective.

Additional Severance Benefits: Subject to this agreement becoming effective and subject to any delay in payment required by Tax Code 409A, Apache will provide Employee with the following additional Severance Benefits:

•	Continued vesting of all outstanding restricted stock units and all stock options according to their original schedules and any agreed amendments to said equity plans and award agreements.

•	Extended exercise period of all stock options, vested and unvested, to full term (10 year anniversary of the grant date).

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In accordance with their terms, any outstanding TSR and business performance grants will be immediately void and forfeited as of the Termination Date. However, in the event that the TSR and business performance goals related to such grants are achieved at the conclusion of each respective performance period, then as soon as practicable following the vesting dates set forth below (but not later than March 15 of the year following the year in which occurs the vesting date), provided that Employee is then in compliance with the provisions of this

Agreement, Apache will pay Employee a cash amount equal to the fair market value of a share of common stock of Apache (determined at the close of the trading day immediately preceding the payment date) multiplied by the number of vested units indicated below. In the event that a Change of Control occurs prior to the conclusion of a performance period under any of the 2012, 2013, or 2014 TSR programs, and the Committee (as defined in the TSR grant agreement) determines an appropriate adjustment to measure Apache’s TSR for those Apache employees that are terminated following a Change of Control, then such adjustment shall be applied to the equivalent value calculations for TSRs below. In the event a Change of Control occurs prior to the termination of the 2014 Business Performance Shares’ performance period, then a multiple of 1.00 shall be applied to the Target Amount of shares and the total equivalent value of the same shall be paid to Employee. Notwithstanding the foregoing or anything else in this agreement, all payments to Employee pursuant to this agreement that constitute a “parachute payment” under I.R.C. 280G shall not exceed 2.99 times the “base amount” as defined in I.R.C. 280G.

Condition Precedent	Vesting Date	Number of Units

2012 TSR Goal Achieved	12/31/14	50% of (i) multiple of Target Amount achieved under 2012 TSR Plan times (ii) 17,542

2012 TSR Goal Achieved	12/31/15	25% of (i) multiple of Target Amount achieved under 2012 TSR Plan times (ii) 17,542

2012 TSR Goal Achieved	12/31/16	25% of (i) multiple of Target Amount achieved under 2012 TSR Plan times (ii) 17,542

2013 TSR Goal Achieved	12/31/15	50% of (i) multiple of Target Amount achieved under 2013 TSR Plan times (ii) 24,894

2013 TSR Goal Achieved	12/31/16	25% of (i) multiple of Target Amount achieved under 2013 TSR Plan times (ii) 24,894

2013 TSR Goal Achieved	12/31/17	25% of (i) multiple of Target Amount achieved under 2013 TSR Plan times (ii) 24,894

2014 TSR Goal Achieved	12/31/16	50% of (i) multiple of Target Amount achieved under 2014 TSR Plan times (ii) 12,158

2014 TSR Goal Achieved	12/31/17	50% of (i) multiple of Target Amount achieved under 2014 TSR Plan times (ii) 12,158

2014 Business Performance Goal Achieved	12/31/16	50% of (i) multiple of Target Amount achieved under 2014 Performance Share Program times (ii) 13,148 shares

2014 Business Performance Goal Achieved	12/31/17	50% of (i) multiple of Target Amount achieved under 2014 Performance Share Program times (ii) 13,148 shares

•	As the result of your age and service, you and your spouse are eligible to participate in the Apache Corporation Retiree Medical Plan until each of you qualify for Medicare. Apache will pay the rates for your medical, dental, and vision coverage through age 65, which will be a taxable benefit to you.

Employee Acknowledgement: Employee acknowledges that the Severance Pay and Severance Benefits are consideration over and above that to which Employee otherwise would be entitled upon termination of employment, and are paid in consideration for this agreement.

Employee Resignation and Retirement. Employee agrees to resign from all positions he holds with Apache and its affiliates (other than as an employee of Apache) forthwith and to sign all documents necessary to effectuate his resignations. Employee shall retire and Apache shall permit Employee to retire on March 31, 2014.

Release by Employee: In consideration of receipt of the Severance Pay and Severance Benefits, Employee hereby releases and waives, on behalf of himself, his heirs, estate, beneficiaries and assigns, all claims of any kind or character for loss, damage or injury arising from, based upon, connected in any way with, or relating to the following (“Claims”):

•	the employment of Employee by Apache, including the termination of Employee’s employment;

•	employment discrimination in violation of the Age Discrimination in Employment Act;

•	employment discrimination in violation of Title VII of the Civil Rights Act of 1964;

•	any violations of federal, state or local statutes, ordinances, regulations, rules, decisions or laws;

•	retaliation under the whistleblower provisions of Section 806 of the Sarbanes Oxley Act of 2002 or any other anti-retaliation law;

•	failure to act in good faith and deal fairly;

•	injuries, illness or disabilities of Employee;

•	exposure of Employee to toxic or hazardous materials;

•	stress, anxiety or mental anguish;

•	discrimination on the basis of sex, race, religion, national origin or another basis;

•	sexual harassment;

•	defamation based on statements of Apache or others;

•	breach of an express or implied employment contract;

•	compensation or reimbursement of Employee;

•	any claim that he is covered under any Change of Control provisions, with the exception of those explicitly provided for in this agreement pertaining to (i) the continuation of vesting of Apache Corporation equity, as provided under the Additional Severance Benefits section above, and (ii) the equivalent value of the TSR and the Business Performance Shares under the Additional Severance Benefits section above.

•	unfair employment practices; and

•	any act or omission by or on behalf of Apache.

Claims Included: The Claims released and waived by Employee are those arising before the effective date of this agreement, whether known, suspected, unknown or unsuspected, and include, without limitation:

•	those for reinstatement;

•	those for actual, consequential, punitive or special damages;

•	those for attorney’s fees, costs, experts’ fees and other expenses of investigating, litigating or settling Claims; and

•	those against Apache and/or Apache’s present, former and future subsidiaries, affiliates, employees, officers, directors, agents, contractors, benefit plans, shareholders, advisors, insurance carriers, and legal representatives (together with Apache the “Released Parties”).

Claims Excluded: Employee does not release or waive (1) any rights that may not by law be waived, (2) the rights and funds of any vested benefits and vested incentive compensation, if any, to which Employee may be entitled pursuant to the terms of Apache’s benefit and incentive compensation plans, including but not limited to Employee’s right to all vested incentive compensation and to any benefits under health, life or disability policies and Apache Corporation Retiree medical, dental and vision policies covering Employee and his spouse, the Apache Retirement Plan, the Apache 401K Plan, the Apache Non-Qualified Retirement/Savings Plan, (for the avoidance of doubt, Employee is, however, releasing and waiving any claim that he is subject to or covered by any Change of Control provisions other than the continuation of vesting of Apache Corporation equity, as provided under the Additional Severance Benefits section above, and the equivalent value of the TSR and the Business Performance Shares as described in the Additional Severance Benefits section above) (3) the right to recovery for breach of this agreement by Apache, (4) Employee’s right to indemnity, contribution and a defense under any agreement, statute, by-law or company agreement or other corporate governance document, (5) Employee’s right to coverage under all Apache directors’ and officers’, fiduciary, errors and omissions and general liability and umbrella insurance policies, (6) payment to Employee of any unpaid business or business travel expenses payable under the Company’s usual practices, (7) distribution to Employee, as soon as practical after the effective date of this Agreement and consistent with the requirements of Tax Code 409A, previously vested but withheld 25,108 shares of restricted stock, and (8) Employee’s rights as an option holder, as a holder of restricted stock and as a shareholder.

Release by Company. Apache releases Employee, his spouse, heirs and estate from any and all claims and cause of action whatsoever that are not specifically excepted from release in this Agreement. None of the rights of Apache nor any of the obligations of Employee to Apache under this Agreement are released, and are specifically excepted from this release.

Agreement Not To Sue: Employee will not sue any Released Party for any released Claim. Excluded from this agreement not to sue is Employee’s right to file a charge with an administrative agency or participate in an agency investigation. Employee is, however, waiving the right to receive money in connection with such charge or investigation. Employee is also waiving the right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency.

Future Employment: The Released Parties will not have any obligation to consider or accept any future employment or reinstatement application from Employee.

No Apache or Employee Admission: Neither Apache nor Employee admits any wrongdoing or liability. Apache and Employee have executed this agreement solely to avoid the expense of potential litigation. The additional Severance Pay and additional Severance Benefits and other consideration described above fully compromise and settle any and all Claims of Employee and Apache.

Confidentiality: Employee and Apache will keep this agreement strictly confidential, and will cause Employee’s attorneys and Apache’s officials who need to see this Agreement to do likewise, except to the extent disclosure is necessary for tax, securities laws and regulations, stock exchange rules, or other legal purposes.

Confidences: Employee will maintain the confidentiality of all Released Party trade secrets, proprietary information, insider information, security procedures and other confidences that came into Employee’s possession or knowledge during employment by Apache. Employee will not use information concerning a Released Party’s business prospects or practices to profit Employee or others.

Property: Employee represents that Employee possesses no property of a Released Party. If any Released Party property comes into Employee’s possession before departure from Apache premises, or if the date of Employee’s termination is in the future, Employee will return the Released Party property to Apache prior to departure from the Apache premises and without request or demand by Apache.

References: Apache may respond to inquiries from third parties about Employee’s employment with Apache by identifying only Employee’s date of hire, date of termination and position held at the time of termination of employment. Apache will have no obligation to provide further information to prospective employers of Employee.

Non-disparagement: Employee shall refrain from publishing any oral or written statements about the Company, any Apache Entity and/or any of the Released Parties that are disparaging, slanderous, libelous, or defamatory; or that disclose private or confidential information about their business affairs; or that constitute an intrusion into their seclusion or private lives; or that give rise to unreasonable publicity about their private lives; or that place them in a false light before the public; or that constitute a misappropriation of their name or likeness. Likewise, Released Parties shall refrain from publishing any oral or written statements about Employee that are disparaging, slanderous, libelous, or defamatory; or that disclose private or confidential information about his business affairs; or that constitute an intrusion into his seclusion or private life; or that give rise to unreasonable publicity about his private life; or that places his in a false light before the public; or that constitute a misappropriation of his name or likeness.

Other Agreements: This is the entire agreement concerning the termination of Employee’s employment with Apache. Employee is not entitled to rely upon any other written or oral offer or agreement from Apache or any other person regarding this Agreement.

Amendment: This agreement can be modified only by a document signed by both parties.

Successors: This agreement benefits and binds the parties’ successors, including Employee’s estates and heirs.

Texas Law: This agreement will be interpreted in accordance with the laws of the State of Texas.

Jurisdiction. Any legal proceeding arising as a result of, based upon, or relating to this agreement, Employee’s employment or termination thereof shall be filed in and heard exclusively in Houston, Texas without regard to conflicts of law and Employee hereby irrevocably consents to the jurisdiction of such courts.

Enforceability: If any portion of this agreement is unenforceable, the remaining portions of the agreement will remain enforceable.

Fees and Costs: If litigation is commenced concerning Employee’s employment, termination of employment or this agreement, the prevailing party shall be entitled to an award of reasonable attorneys’ fees and expenses, court costs, experts’ fees and expenses, and all other expenses of litigation.

409A Compliance. This agreement is intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations issued thereunder and shall be administered accordingly. Notwithstanding anything in this agreement to the contrary, if the Severance Pay or Severance Benefits constitute “deferred compensation” under Section 409A of the Code and any Severance Pay or Severance Benefits become payable pursuant to the Employee's termination of employment (meaning a “separation from service” as defined within the meaning of Treasury Regulation Section 1.409A-1(h) with respect to any Severance Pay or Severance Benefits intended to comply with Section 409A of the Code; provided, that a “separation from service” shall occur only if both Apache and the Employee expect the Participant's level of services to permanently drop by more than half), settlement of the Severance Pay or Severance Benefits shall be delayed for a period of six months after the Employee's termination of employment if the Employee is a “specified employee” as defined under Code Section 409A(a)(2)(B)(i) and if so required pursuant to Section 409A of the Code. If settlement of the Severance Pay or Severance Benefits is delayed, the Severance Pay or Severance Benefits shall be settled on the first day of the first calendar month following the end of the six-month delay period, or later, if so provided under the terms of this agreement. If the Employee dies during the six-month delay, the Severance Pay and Severance Benefits shall be settled and paid to the Employee's designated beneficiary, legal representatives, heirs or legatees, as applicable, as soon as practicable after the date of death, or such later date as is provided under the terms of this agreement. This agreement may be amended without the consent of the Employee in any respect deemed by Apache to be necessary in order to preserve compliance with Section 409A of the Code.

EMPLOYEE UNDERSTANDS THAT THIS AGREEMENT IS A FINAL AND BINDING WAIVER OF ANY AND ALL CLAIMS OF EMPLOYEE AGAINST THE RELEASED PARTIES, INCLUDING CLAIMS FOR AGE DISCRIMINATION UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT AND CLAIMS FOR SEX, RACE OR OTHER DISCRIMINATION UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964.

THE ONLY PROMISES MADE TO CAUSE EMPLOYEE TO SIGN THIS AGREEMENT ARE THOSE STATED IN THIS AGREEMENT.

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS BEEN INFORMED BY APACHE TO CONSULT WITH HIS/HER OWN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.

EMPLOYEE REPRESENTS THAT THIS AGREEMENT HAS BEEN FULLY EXPLAINED BY EMPLOYEE’S ATTORNEY OR THAT EMPLOYEE HAS WAIVED CONSULTATION WITH AN ATTORNEY, CONTRARY TO APACHE’S RECOMMENDATION.

EMPLOYEE HAS BEEN ADVISED AND UNDERSTANDS THAT THE OFFER OF SEVERANCE PAY AND SEVERANCE BENEFITS CONTAINED IN THIS AGREEMENT SHALL REMAIN OPEN ONLY UNTIL MARCH 5, 2014. IF EMPLOYEE HAS NOT FULLY EXECUTED AND RETURNED THIS AGREEMENT BY THAT DATE, THE OFFER HEREIN OF SEVERANCE PAY AND SEVERANCE BENEFITS IS AUTOMATICALLY WITHDRAWN WITHOUT FURTHER ACTION BY APACHE EFFECTIVE AS OF SUCH DATE.

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS THE RIGHT TO REVOKE THIS AGREEMENT FOR 7 DAYS AFTER SIGNING IT. THIS AGREEMENT WILL NOT BE EFFECTIVE UNTIL THAT TIME FOR REVOCATION HAS PASSED.

EMPLOYEE REPRESENTS THAT HE/SHE HAS CAREFULLY READ AND FULLY UNDERSTANDS THIS AGREEMENT AND THAT HE/SHE HAS ENTERED INTO AND EXECUTED THIS AGREEMENT KNOWINGLY AND WITHOUT DURESS OR COERCION FROM APACHE OR ANY OTHER PERSON OR SOURCE.

EMPLOYEE		APACHE CORPORATION

/s/ Roger B. Plank		/s/ Margery M. Harris
Roger B. Plank	Margery M. Harris
Executive Vice President, Human Resources

STATE OF Baja California Sur Mexico	§

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COUNTY OF Los Cabos	§

The foregoing Employee Release and Settlement Agreement was acknowledged before me this 21 day of March, 2014, by Roger B. Plank.

/s/ Ricardo Cevallos Valdez
NOTARY PUBLIC

My commission expires: It does not expire.

STATE OF TEXAS	§

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COUNTY OF HARRIS	§

The foregoing Employee Release and Settlement Agreement was acknowledged before me this 24 day of March, 2014, by Margery M. Harris, Executive Vice President, Human Resources of Apache Corporation.

/s/ Veronica E. Guiton
NOTARY PUBLIC

My commission expires: July 26, 2017